Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
1. Swift Transportation Co., Inc., an Arizona corporation
2. Swift Leasing Co., Inc., an Arizona corporation
3. Common Market Distributing Co., Inc., an Arizona corporation
4. Sparks Finance Co., Inc., a Nevada corporation
5. Cooper Motor Lines, Inc., a South Carolina corporation
6. Common Market Equipment Co., Inc., an Arizona corporation
7. Swift Transportation Co. of Virginia, Inc., a Virginia corporation
8. Swift Logistics Co., Inc., an Arizona corporation
9. Swift Transportation Corporation, a Nevada corporation
10. Swift Receivables Corporation, a Delaware corporation
11. M.S. Carriers, Inc., a Tennessee corporation
12. M.S. Carriers Warehousing & Distribution, Inc., a Tennessee corporation
13. M.S. Carriers Logistics de Mexico, S.A. de C.V., a Mexico corporation
14 Swift Transportation of Puerto Rico, Inc., a Puerto Rico corporation
15. TransMex, Inc. S.A. de C.V., a Mexico corporation
16. Mohave Transportation Captive Insurance Company, an Arizona corporation
17. Swift Intermodal Ltd., a Nevada corporation
18. Swift International S.A. de C.V.
19. TMX Administracion S.A. de C.V.